                                                                  Exhibit 10.4

                          DISTRIBUTION AGREEMENT


         THIS DISTRIBUTION AGREEMENT (this "Agreement") is made and entered into this 26th day of May, 1999, by and between Synergistic Office Solutions, Inc. ("SOS"), a Florida Corporation, whose principal office is at 17445 East Apshawa Road, Clermont, FL 34711; and Accurate Assessments, Inc., an Iowa Corporation, whose principal office is at 1823 Harney Street, Suite 101, Omaha, NE 68102 ("Distributor").

WITNESSETH:

         Whereas, Synergistic Office Solutions, Inc., licenses or has rights to the Products and Services further defined in this Agreement and wishes to distribute such Products and Services through Distributor pursuant to the terms and conditions of this Agreement; and

         Whereas, Distributor intends to actively market in the Marketing Area the Products and Services referred to in this Agreement subject to the terms and conditions hereof.

         Now, therefore, the parties agree as follows.

1.       DEFINITIONS.

         1.1 "LICENSED SOFTWARE" shall mean the software packages and Products and Services described in Attachment 1.

         1.2. "MARKS" shall have the meaning set forth in Section 4.2.

         1.3. "LICENSEE" shall mean the party granted the license to use the Licensed Software and any Products and Services.

         1.4. "LICENSE AGREEMENT" shall mean the agreement between SOS and Licensees providing the terms and conditions upon which the Licensed Software and any Products and Services will be provided to Licensee.

         1.5. "TAX" shall have the meaning set forth in Section 3.3.

2.       PROVISION OF PRODUCTS AND SERVICES.

         2.1. PRODUCTS AND SERVICES. SOS shall provide to Distributor the Licensed Software described herein subject to the terms and conditions of this Agreement. Distributor is authorized to market, license, sell and distribute the Licensed Software according to the terms, conditions and subject to any limitations set forth in this Agreement.

3.       REPORTING, PRICING AND PAYMENT.

         3.1. REPORTS AND COOPERATION. Distributor recognizes that the quality of SOS's Licensed Software, SOS's ability to maintain the Licensed Software and the maintenance of SOS's proprietary rights may require prompt and complete reports from Distributor. Therefore, Distributor agrees to maintain full, clear and accurate records with respect to each and every copy of the Licensed Software distributed by Distributor, each license granted, each License Agreement executed, and all receipts from installation, maintenance and support of the System and all other revenues related thereto. Distributor further agrees to cooperate fully with SOS should a dispute arise with a Licensee or another entity regarding the sale, distribution or maintenance and support of the Licensed Software.

         On or before the 15th of each month, Distributor shall remit to SOS the appropriate payments for the Licensed Software sold by Distributor during the previous month. Failure of Distributor to remit payment to SOS by the 15th of each month shall be considered a material breach of this Agreement. Overdue payments (i.e., any payments not made by the 15th of each month) shall be subject to a late payment charge at the rate of 1.5% per 30 days of delinquency or fraction thereof, provided that if such late payment charge exceeds the maximum permitted by law for such charges, such charge shall be reduced to the maximum amount.

         3.2. PAYMENT. Distributor agrees that it is obligated to remit to SOS the amount described in Section 5.3. Distributor shall timely pay to SOS, in U.S. Dollars, the amounts owed SOS or such Licensed Software.

         3.3. TAXES. Distributor shall pay directly all income, franchise, sales, use, personal property, ad valorem, value added, stamp or other taxes, levies, customs duties or other imposts or fees, including withheld taxes (except only a tax levied by the United States of America or the State of Nebraska based on the net income of SOS) together with all penalties, fines and interest thereon that in any way arise out of this Agreement, whether on or measured by the price, the charges, the programs or the services furnished, or their use, however designed, levied or based (hereinafter collectively called "Tax").

         Distributor shall pay on SOS's behalf any Tax levied upon SOS and reimburse SOS for any Tax paid by SOS. This clause shall apply during and after termination of this Agreement whenever SOS must pay and/or collect the Tax from Distributor according to the applicable law, as interpreted by the revenue authorities of the taxing unit. SOS's right to reimbursement under this clause shall accrue as of the date SOS actually pays such Tax or such Tax is withheld.

4.       OBLIGATIONS AND RIGHTS OF DISTRIBUTOR AND SOS.

         4.1. SALES. Distributor will actively market, promote, license and sell the Licensed Software through a knowledgeable sales support staff of the Distributor. Distributor shall participate in or attend trade shows, shall conduct marketing seminars, distribute catalogs or newsletters, or shall perform such other activities to actively market, promote, sell and distribute the Licensed Software.

         4.2. MARKS. Subject to the terms and conditions set forth below, SOS grants to Distributor a non-exclusive license to use its trademarks, servicemarks, trade names and logos (the "Marks") in material used to market, promote, license and sell the Licensed Software. With respect to Distributor's use of the Marks, Distributor shall: (i) obtain SOS's written approval before using the Marks in any material not provided by SOS; (ii) clearly identify SOS as the owner of the Marks; (iii) conform to SOS's then current Mark guidelines; (iv) otherwise comply with any local notice or marking requirements; and (v) not use the Marks in any material other than material approved by SOS under this Agreement.

         4.3. USE OF OTHERS. Distributor may solicit orders directly or through subcontractors or agents. Distributor shall be responsible for its employees', subcontractors' or agents' acts or omissions in performing marketing services and for the payment of amounts owed (if any) to its employees, subcontractors, or agents, as may be appropriate.

         4.4. NO REPRESENTATIONS OR WARRANTIES. DISTRIBUTOR SHALL MAKE NO REPRESENTATIONS OR WARRANTIES TO ANYONE ABOUT THE LICENSED SOFTWARE EXCEPT AS MAY BE SET FORTH IN THIS AGREEMENT OR AS OTHERWISE EXPRESSLY APPROVED IN WRITING BY SOS.

         4.5. HOLD HARMLESS. Distributor shall hold harmless and indemnify and keep SOS fully and effectively indemnified against any and all loss, damage, claim, expense or liability (including reasonable attorneys' fees and costs) arising from (i) any negligent act, gross misconduct, wilful act, omission or misconduct of Distributor, or its employees, agents or subcontractors, (ii) any breach by Distributor of any term or condition of this Agreement, and
(iii) any claim made by Licensees.

         4.6. USE OF LICENSED SOFTWARE AND AGREEMENT TERMS. Distributor agrees that the use of Licensed Software by Licensees shall be pursuant to applicable documentation provided by SOS unless otherwise specified herein. Supplemental instructions and procedures may be provided from time to time by SOS to Distributor by written materials or electronic messages. Distributor agrees that it will advise Licensees of the terms and conditions applicable to the Licensed Software and the Products and Services through the execution of a License Agreement to be provided by SOS.

         4.7. REPORTING. Distributor has sole responsibility for the billing and collection of all amounts owed to it through Distributor's sale of the Licensed Software.

         4.8. DISTRIBUTION OF MATERIALS. Distributor shall distribute to the Licensees that have purchased Licensed Software through Distributor all SOS information supplied to Distributor by SOS for distribution to Licensees.

         4.9 OWNERSHIP OF MARKETING MATERIALS. In connection with Distributor's rights and obligations herein, Distributor may create, obtain or otherwise procure certain marketing materials for the sale of the Licensed Software. Distributor hereby assigns all right, title and interest in all such marketing materials to SOS, provided however that Distributor shall have a royalty free license to use and license such marketing materials during the term of this Agreement. Distributor also shall promptly disclose all such marketing materials to SOS.

         4.10. HELPLINE. SOS shall provide a helpline staffed by experienced technical personnel. The hours for the helpline shall be 9:00 a.m. to 6:00 p.m. CST Monday through Thursday, and 9:00 a.m. to 5:00 p.m. on Friday. This service is designed to handle technical operations issues and questions. The first year of helpline service shall be included as part of the purchase price of the Licensed Software. Subsequent helpline support can be purchased from SOS in accordance with Attachment 1.

         4.11. TRAINING. For the fees set forth in Attachment 1, SOS shall provide instruction and training to Distributor or Licensees regarding the use of the Licensed Software. All training shall be conducted in accordance with then current documentation, instruction and training policies of SOS and in the English language.

         4.12. CONFIDENTIALITY OF DISTRIBUTOR FILES. In accordance with the provisions of Section 9, Confidentiality, the information or data in Distributor's Licensee files shall be deemed "Confidential" whether or not marked as such. Such information or data may not be disclosed by Distributor or third parties without the express written consent of SOS.

         4.13. SOFTWARE CUSTOMIZATION. SOS will provide all software modifications and shall be solely responsible for bidding any such work to Licensees. Any cost associated therein shall be billed directly by SOS to Licensee in accordance with Attachment 1.

5.       70/30 DROP SHIP.

         5.1. ORDERS. All written orders communicated to SOS by Distributor will become a part of this Agreement when accepted in writing by SOS. SOS shall provide order forms and may, at its sole discretion accept orders either through electronic or facsimile transmission. Distributor is financially responsible for any order communicated to SOS, whether written or electronically transmitted to SOS, using an assigned identification code. Except as otherwise provided in this Agreement, terms and conditions which are not accepted in writing by the parties shall not be considered a part of this Agreement.

         5.2. DELIVERY. SOS shall, upon acceptance of an order in accordance with Section 5.1, deliver the Licensed Software to the Licensee in accordance with the terms and conditions of this Agreement.

         5.3. PRICING. SOS has provided and may revise the retail pricing for the Licensed Software, set forth on Attachment 1 or documentation relating to the Licensed Software upon thirty (30) days' advance electronic and/or written notice to Distributor. Distributor shall remit 70% of the retail price of the Licensed Software in accordance with the schedule set forth in Attachment 1 by the fifteenth day of each calendar month for the prior month's sales of Licensed Software.

6. TERM. The term of this Agreement commences on the date first set forth above and shall terminate one year thereafter. After the expiration of the initial term of the Agreement, the Agreement shall automatically renew for additional twelve (12) month terms unless terminated or canceled by either party as set for in Section 7 of this Agreement.

7.       TERMINATION.

         7.1. TERMINATION. Upon any material default by a party under this Agreement, the other party may terminate this Agreement by giving not less than thirty (30) days' prior written notice to the defaulting party; provided, however, the defaulting party shall have the right to cure such default within such thirty (30) day period. If not cured within such thirty
(30) day period, the Agreement shall terminate upon the expiration of such thirty (30) day period. In addition to and notwithstanding for foregoing,
(i) if Distributor fails to pay any amount when due, then SOS may, at its sole option, terminate this Agreement upon providing twenty-four (24) hours prior written notice to Distributor and/or exercise any other rights provided under this Agreement or available at law or in equity; and (ii) either party may terminate this Agreement with 30 days' prior written notice to the other party.

         7.2 UNLAWFUL USE. If Distributor should use the Licensed Software for an unlawful purpose or in an unlawfull manner, then SOS may terminate this Agreement immediately. If the provision of the Licensed Software shall become unlawful, then this Agreement shall terminate automatically and immediately.

         7.3 LIABILITY UPON TERMINATION. Upon termination for any reason, Distributor shall be liable for any charges incurred prior to termination and shall pay such charges within five (5) days of termination.

8.       TITLE TO AND USE OF INFORMATION.

         8.1. TITLE. Title to the Licensed Software and all patents, copyrights, trademarks, design rights, trade secrets, moral rights and other proprietary rights in or related to the Licensed Software are and will remain the exclusive property of SOS, whether or not specifically recognized or perfected under the laws of the country where the Licensed Software is used. Distributor will not take any action that jeopardizes such proprietary rights, nor will it acquire any right in the Licensed Software without the express written consent of SOS, nor will Distributor perform any reverse engineering of the Licensed Software.

         8.2. USE OF INFORMATION. All information furnished under this Agreement (i) shall be used only in connection with this Agreement; (ii) shall not be reproduced or copied, in whole or in part, except as necessary for use as authorized under this Agreement; and (iii) shall, together with any copies, be returned or destroyed when no longer needed or authorized for use or upon termination of this Agreement.

9. CONFIDENTIALITY. Both parties to this Agreement shall retain in confidence and not disclose to any third party all information (whether in tangible form or stored electronically or in magnetic media) of a party designated as "Confidential" or "Proprietary" disclosed to it by the other party to this Agreement, except where the party receiving such disclosures can establish that:

         a) such information was known to the receiving party prior to its disclosure by the other; or

         b) such information was known to the public prior to its disclosure to the receiving party, or has become known to the public through no fault of the receiving party; or

         c) such information was subsequently disclosed to the receiving party by a third party having a lawful right to make such disclosure without limitation or disclosure; or

         d) such information was required to be disclosed pursuant to any law or regulation, or by any court, agency or other tribunal of competent jurisdiction.

         The obligations of nondisclosure under this Section 9 shall begin on the date hereof and shall continue for a period of five (5) years following termination of this Agreement.

10.      WARRANTIES.

         10.1. WARRANTY. SOS warrants that the Licensed Software will perform as described in the documentation provided to Distributor describing the Licensed Software. SOS does not warrant that the Licensed Software or associated support facilities will be uninterrupted or error free. If, within forty-five (45) days of delivery of the Licensed Software to the Licensee, the Licensee determines that the Licensed Software does not meet its needs and requirements or does not perform as warranted, then the Licensee may terminate its licensed agreement by returning the Licensed Software to Distributor or SOS. If the Licensed Software is returned, then SOS will provide a refund or credit for any charges paid to SOS for the returned Licensed Software. The refund or credit will be made by SOS to Distributor, who shall then provide a refund or credit to the Licensee.

         10.2. NO WARRANTIES OR REPRESENTATIONS. EXCEPT AS SPECIFICALLY MADE HEREIN, SOS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AND DISCLAIMS ANY WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE LICENSED SOFTWARE AND ASSOCIATED SUPPORT FACILITIES WHICH WILL BE PROVIDED TO DISTRIBUTOR AND ITS LICENSEES BY SOS UNDER THIS AGREEMENT OR AS TO THE USE OF THE SAME IN CONJUNCTION WITH EQUIPMENT, PROGRAMS OR OTHER MATERIALS PROVIDED BY DISTRIBUTOR OR A THIRD PARTY.

         10.3. NO RESPONSIBILITY. SOS shall not be responsible for (i) actions of persons or parties other than SOS's employees, agents, or persons or parties under the direction or control of SOS's personnel; (ii) the failure by Distributor or any of its customers to follow SOS's instructions;
(iii) failure of products to maintained by SOS; or (iv) acts or events beyond SOS's control.

11. ASSIGNMENT. This Agreement may not be assigned in whole or in part by either party without the prior written approval of the other party, which shall not be unreasonably withheld; provided, however, SOS may assign this Agreement to any present or future affiliate or subsidiary or assign its right to receive payment hereunder without such consent.

12. INFRINGEMENT CURE. In the event the Licensed Software become the subject of a claim for patent or copyright infringement or other infringement of proprietary rights, whether such claim is asserted against SOS or Distributor or any Licensee, SOS may (i) at its cost, procure for Distributor the right to continue using the Licensed Software; or (ii) modify the Licensed Software so as to make them non-infringing. If SOS, in its sole discretion, determines that it is not reasonably able to procure such rights or so modify the Licensed Software or otherwise secure to Distributor on reasonable terms the right to continue using the Licensed Software, then Distributor agrees to cease using the Licensed Software subject to the infringement and SOS shall refund to Distributor any fees paid for undelivered Licensed Software. SOS shall have no obligation to Distributor under any provision of this paragraph with respect to any claim based on the use of the Licensed Software in combination with equipment, devices or software not supplied by SOS or upon the use of the Licensed Software in a manner which is inconsistent with the specifications or documentation provided by SOS. The foregoing states the sole and exclusive liability of SOS for infringement of any kind and is in lieu of all warranties, express or implied, in regard hereto.

         THE SECTION 12 STATES THE ENTIRE AND EXCLUSIVE OBLIGATION OF SOS TO DISTRIBUTOR AND ITS LICENSEES RELATING TO SOS'S LICENSED SOFTWARE WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS OR OTHER PROPRIETARY RIGHTS OF THIRD PARTIES BY THE LICENSED SOFTWARE OR ANY PART THEREOF.

13. MAJEURE. Neither party shall be liable for delays in performance of this Agreement caused by acts of God, government restrictions or interference, strikes or other labor disputes, fires, power outages, communications failures, or for any other cause, to the extent that any such causes are beyond its reasonable control; provided, however, that if such delay shall continue for thirty (30) days, then either party may terminate this Agreement upon thirty (30) days' written notice to the other party. If the non-performing party performs within said thirty (30) day period, then this Agreement shall continue in full force and effect as though no such notice had been given. In no event shall failure to timely pay amounts owed be excused.

14. INDEPENDENT CONTRACTOR. In connection with this Agreement, each party is an independent contractor and as such will not have any authority to bind or commit the other party except as provided hereunder. Nothing herein shall be deemed or construed to create a joint venture, partnership or agency relationship between the parties for any purpose.

15. SUBCONTRACTING. SOS may subcontract any or all of the work to be performed by it under this Agreement, but shall retain responsibility for the work subcontracted.

16.      LIMITATION OF LIABILITY.

         16.1 LIMITATIONS. SOS's liability for damages, costs or losses of any type for any claim or cause of action whatsoever, including, without limitation, claims of infringement of proprietary rights, shall not exceed an amount equal to five (5) times the average amount of fees paid to and received by SOS each month during the term of this Agreement.

         16.2 NO LIABILITY. SOS shall have no liability to Distributor for damages caused by acts or events beyond SOS's control. In addition, SOS shall have no liability for information or advice supplied by third-party vendors.

        16.3 OTHER DAMAGES. NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND, WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        16.4 UNAVAILABILITY. SOS shall not be liable for any damages arising from the unavailability of the Licensed Software. Distributor agrees to advise its customers of the fact that use of the Licensed Software may be interrupted from time to time. Distributor agrees to indemnify and hold SOS harmless from any loss, damage, claim, expense or liability (including reasonable attorneys' fees and costs) arising from claims made by Distributor's customers due to the unavailability of the Licensed Software.

17.      GENERAL.

         17.1 MODIFICATIONS. This Agreement may be supplemented or modified; however, any supplement, modification or waiver of any provision of this Agreement or any Attachment to this Agreement must be in writing and signed by authorized representatives of both parties.

         17.2 SEVERABILITY. If any portion of this Agreement is found to be invalid or unenforceable, the parties agree that such provisions shall be enforced to the greatest extent permitted by law and the remaining portions shall remain in effect. The parties further agree that in the event such invalid or unenforceable portion is an essential part of this Agreement, they will immediately begin good faith negotiations for a replacement.

         17.3 NO WAIVER. If either party fails to enforce any right or remedy available to it under this Agreement, such failure shall not be construed as a waiver of any right or remedy with respect to any other breach or failure by the other party.

         17.4 LIMITATION OF ACTIONS. Any legal action brought against SOS with respect to this Agreement or with respect to any Licensed Software contracted for or furnished under this Agreement must begin within two (2) years from the date the cause of action arises.

         17.5 HEADINGS. The section headings in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

         17.6 GOVERNING LAW. This Agreement and all matters arising out of or relating to this Agreement shall be governed by the laws of the State of Nebraska and shall be deemed to be executed in and the Licensed Software performed from Omaha, Nebraska. The parties agree that any legal action or proceeding relating to this Agreement shall be instituted in the state or federal courts in Omaha, Nebraska. The parties agree to submit to the jurisdiction of, and agree that venue is proper in, the foregoing courts in any legal action or proceeding.

         17.7 SURVIVAL OF TERMS. The respective obligations of Distributor and SOS hereunder which by their nature would continue beyond termination or expiration hereof, including, but not limited to, (i) obligations of confidentiality, (ii) limitations of liability, (iii) indemnity obligations,
(iv) Section 17.4, and (v) Section 17.6, shall survive the termination or expiration of this Agreement.

         17.8 AUTHORIZATION. Each party represents and warrants that it has the power and authority to execute this Agreement and that the individual signing this Agreement is authorized to do so. The parties further represent and warrant that upon execution of this Agreement, it shall be a valid and binding agreement between the parties enforceable in accordance with its terms.

         17.9 ENTIRE AGREEMENT. This Agreement, the Attachment(s) made a part hereof, and the documentation for the Licensed Software constitute the entire Agreement between the parties with respect to the Licensed Software provided hereunder and they supersede all prior or contemporaneous agreements, proposals or understandings, whether written or oral.

18. NOTICES. Any notice required or permitted hereunder shall be in writing and addressed to the other party as first set forth in this Agreement or to the last known address of the party. Any notice sent shall be deemed to be received and valid upon (i) actual receipt, if hand delivered, (ii) three business days from date on which such notice was sent, if sent by certified or first class mail, postage prepaid, or (iii) upon the next business day if such notice was sent by facsimile or overnight mail.

         IN WITNESS WHEREOF, the parties hereto, through their authorized representatives, execute this Agreement to be effective as of the date first written above.


FOR SYNERGISTIC OFFICE SOLUTIONS, INC.        FOR ACCURATE ASSESSMENTS, INC.

Signature: /s/ Katherine E. Peres             Signature: /s/ William C. Allan
          ----------------------------                  ----------------------

Printed Name: Katherine E. Peres              Printed Name: William C. Allan
             -------------------------                     -------------------

Title:  Vice President                        Title:   CEO
        ------------------------------               -------------------------

Date:   5/28/99                               Date:  5-26-99
        ------------------------------               -------------------------

ATTACHMENT 1

RESELLER PRICING - SOS OFFICE MANAGER FOR WINDOWS
(RETAIL BASE = RETAIL PRICE - COST OF SQL ANYWHERE COMPONENTS;
RESELLER PRICE = RETAIL BASED - % + SQL COST)


                             RETAIL                             RESELLER
PRODUCT                      PRICE            RETAIL BASE       PRICE
------------------------------------------------------------------------------
OMW Standalone Std           $1,499.00        $1,429.00          $1,070.30
OMW Standalone Pro           $1,999.00        $1,929.00          $1,420.30
-------------------------------------------------------------------------------
OMW Network Server
  w/2 users                  $3,449.00        $3,239.00          $2,477.30
  w/4 users                  $3,599.00        $3,249.00          $2,624.30
  w/8 users                  $3,999.00        $3,369.00          $2,988.30
  w/16 users                 $4,699.00        $3,509.00          $3,646.30
-------------------------------------------------------------------------------
  w/32 users                 $5,999.00        $3,689.00          $4,892.30
  w/unlim users       Call for Pricing
  add one user                 $119.00           $49.00            $104.30
--------------------------------------------------------------------------------
OMW Network Pro Server
--------------------------------------------------------------------------------
  w/2 users                  $4,499.00        $4,289.00          $3,212.30
  w/4 users                  $4,649.00        $4,299.00          $3,359.30
  w/8 users                  $4,999.00        $4,369.00          $3,688.30
  w/16 users                 $5,699.00        $4,509.00          $4,346.30
  w/32 users                 $6,999.00        $4,689.00          $5,592.30
-------------------------------------------------------------------------------
  w/unlim users       Call for Pricing
-------------------------------------------------------------------------------

TRAINING
     SCHEDULE CLASSROOM    200 Per Attendee
     ON SITE                 Priced per site; must be bid by SOS

CUSTOM PROGRAMMING           $100 first hour, $75 each additional hour
     All custom programming must be bid by SOS

SUPPORT & UPDATES            Approximately 15% of the cost
                             of products used

ALL PRICES ARE SUBJECT TO CHANGE WITH 30 DAYS NOTICE!
MAY 28, 1999